EXHIBIT 99

To our shareholders,
We are pleased to report record quarterly net income of $16,746,000, or $2.02 per diluted share, compared to $15,274,000, or $1.88 per diluted share, in third quarter 2005. Return on average equity was 18.01% in third quarter 2006 compared to 18.30% in third quarter 2005, return on average assets was unchanged at 1.39%, and efficiency ratio improved to 59.70% versus 59.96%.
Quarterly Results
Net interest income of $47,802,000 in third quarter 2006 was $3,185,000 more than third quarter 2005. This increase resulted from growth in average loans notwithstanding a decrease in net interest margin. Third quarter 2006 average loans grew $342,965,000, or 12%, over the same period last year. The net interest margin decreased 12 basis points from third quarter 2005 to 4.48% for third quarter 2006. Net interest margin has declined due to growth of higher cost deposits and securities sold under repurchase agreements. Third quarter 2006 average deposits grew $167,380,000, or 5%, due mainly to demand deposit growth, over the same period last year. The provision for loan losses of $2,029,000 was $654,000, or 48%, higher than third quarter 2005.
Noninterest income of $21,378,000 was $3,815,000, or 22%, higher than third quarter 2005. Major components of the increase were gain on sale of assets, technology services revenue, debit card revenue and financial services revenue increases of $1,662,000, $717,000, $375,000 and $356,000, respectively. Gain on sale of assets increased as a result of a $1,811,000 loss on sale of securities recorded in third quarter 2005 with no such loss recorded in third quarter 2006.
Noninterest expense of $41,300,000 was $4,057,000, or 11%, higher than the comparable quarter in 2005. Salary and benefits expense increased $1,689,000, or 8%, as compared to third quarter 2005 primarily due to inflationary wage increases and higher incentive bonus and profit sharing accruals. Also contributing to the increase in salary and benefits was the implementation of a new accounting standard which required us to record $163,000 of expense in third quarter 2006 for stock option awards; this expense was not recognized in prior years under the prior accounting standards applicable to stock options. In addition, a $654,000 mortgage servicing impairment was recorded in third quarter 2006 compared to a $985,000 impairment reversal for the third quarter of 2005.
On October 6, 2006, we paid a $.61 dividend per common share. The Board of Directors approved a resolution on July 27, 2006 to increase future quarterly dividends to $.61 per common share until further notice.
Year to Date
On a year to date basis, net income of $49,017,000, or $5.92 per diluted share, was $8,904,000, or 22%, higher than net income of $40,113,000, or $4.94 per diluted share in the first three quarters of 2005. Return on average equity was 18.05% in the first three quarters of 2006 compared to 16.82% for the same period last year, return on average assets was 1.40% versus 1.26%, and efficiency ratio was 59.12% versus 62.79%.
Financial Highlights
Three Months ended September 30

(unaudited)	2006	2005	%Change
(in thousands except per share data)

OPERATING RESULTS
Net income	$16,746	$15,274	9.6%
Diluted earnings per share	2.02	1.88	7. %
Dividends per share	0.58	0.48	20.8%

PERIOD END BALANCES
Assets	4,823,959	4,457,739	8.2%
Loans	3,288,470	2,982,325	10.3%
Investment securities	1,051,000	887,912	18.4%
Deposits	3,616,063	3,477,115	4.0%
Common stockholders’ equity	388,482	342,167	13.5%
Common shares outstanding	8,160	8,097	0.8%

QUARTERLY AVERAGES
Assets	4,767,599	4,369,721	9.1%
Loans	3,272,203	2,929,238	11.7%
Investment securities	1,015,254	894,369	13.5%
Deposits	3,558,325	3,390,945	4.9%
Common stockholders’ equity	368,980	331,174	11.4%
Common shares outstanding	8,093	7,981	1.4%
When comparing the year to date performance of 2006 to 2005, there are some items that affect comparability. One such item is loss on sale of securities. In conjunction with a restructuring of our investment portfolio in 2005, losses of $2,941,000 were recognized in 2005 compared to gains of $23,000 in 2006. In addition, $266,000 of mortgage servicing impairments were recorded in 2006 compared to $1,297,000 of impairment reversals in 2005. Also, in the first three quarters of 2005, we recorded $952,000 of expenses related to the closure of Wal-Mart branches compared to $23,000 in the first three quarters of 2006.
The Company continued to improve operational efficiency and maintained the efficiency ratio under 60% on a year to date basis. This progress would not be possible without the dedication of our talented team of employees, officers, and directors. Their commitment to providing our customers with a high level of personalized service continues to show in the financial results of the Company. Thanks again for contributing to the continued success of First Interstate BancSystem.

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Third Quarter 2006

Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30		September 30
(unaudited)	2006	2005	2006		2005
(in thousands, except per share data)

Total interest income	$76,416	$61,423	$214,943		$168,934
Total interest expense	28,614	16,806	75,562		44,112

Net interest income	47,802	44,617	139,381		124,822

Provision for loan losses	2,029	1,375	6,360		4,365

Net interest income after provision for loan losses	45,773	43,242	133,021		120,457
Noninterest income	21,378	17,563	60,557		52,251
Noninterest expense	41,300	37,243	118,211		111,181

Income before taxes	25,851	23,562	75,367		61,527
Income taxes	9,105	8,288	26,350		21,414

Net income	$16,746	$15,274	$49,017		$40,113

COMMON SHARE DATA:
Diluted EPS	2.02	1.88	5.92		4.94
Dividends	0.58	0.48	1.66		1.38
Book value			47.61		42.26
Tangible book value			43.03		37.64
Appraised value			77.25	*	65.50	**

*	Based on the latest independent appraised minority share valuation as of June 30, 2006, effective for transactions on or after August 9, 2006.

**	Based on the independent appraised minority share valuation as of June 30, 2005.
Selected Ratios

	Three Months Ended		Nine Months Ended
	September 30		September 30
(unaudited)	2006	2005	2006	2005

PERFORMANCE
Return on avg common equity	18.01%	18.30%	18.05%	16.82%
Return on avg common equity excl. market adj of securities	17.24%	18.19%	17.52%	16.59%
Return on avg assets	1.39%	1.39%	1.40%	1.26%
Net interest margin, FTE	4.48%	4.60%	4.50%	4.47%
Efficiency ratio	59.70%	59.96%	59.12%	62.79%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.27%	0.21%
Annualized net charge offs to average loans			0.08%	0.15%
Allowance for loan losses to loans			1.43%	1.45%
Allowance for loan losses to non-accruing loans			293.76%	257.73%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			8.14%	8.01%
Avg loans to avg deposits			90.45%	85.55%

Condensed Consolidated Balance Sheet

	September 30
(unaudited)	2006	2005
(In thousands)

ASSETS
Cash and due from banks	$180,513	$203,983
Federal funds sold	21,354	105,150
Interest bearing deposits	5,360	14,874
Investment securities	1,051,000	887,912
Loans	3,288,470	2,982,325
Less: allowance for loan losses	46,957	43,213

Net loans	3,241,513	2,939,112
Premises & equipment, net	119,796	120,086
Accrued interest receivable	34,046	26,931
Goodwill and core deposit intangibles	37,853	38,847
Mortgage servicing rights	23,708	20,558
Company owned life insurance	64,071	61,975
Other assets	44,745	38,311

Total Assets	$4,823,959	$4,457,739

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,616,063	$3,477,115
Federal funds purchased	63,830	0
Securities sold under repurchase agreements	634,581	495,269
Other liabilities	45,260	38,499
Other borrowed funds	5,941	6,435
Long — term debt	28,564	57,017
Subordinated debenture	41,238	41,238

Total Liabilities	4,435,477	4,115,573
Common stockholders’ equity	388,482	342,166

Total Liabilities and Stockholders’ Equity	$4,823,959	$4,457,739